Exhibit 21.1

Subsidiaries of Universal Truckload Services, Inc.

Name of Subsidiary	Jurisdiction of Incorporation/ Organization
Universal Am-Can, Ltd.	Delaware
The Mason & Dixon Lines, Inc.	Delaware
Mason Dixon Intermodal, Inc.	Michigan
Louisiana Transportation, Inc.	Michigan
Economy Transport, Inc.	Michigan
UTS Leasing, Inc.	Wyoming
UTS Realty, LLC	Michigan
UTS Finance, Inc.	Michigan
Great American Lines, Inc.	Michigan
CrossRoad Carriers Intermodal, Inc.	Michigan
NYP of Michigan, Inc.	Michigan
UT Rent A Car, Inc.	Michigan
Universal Service Center Company	Michigan
Universal Logistics, Inc.	Michigan
S&H Leasing of Michigan, Inc.	Michigan
Universal Logistics Solutions International, Inc.	Illinois
Cavalry Transportation, LLC	Tennessee
Cavalry Logistics, LLC	Tennessee
LINC Logistics, LLC	Michigan
Central Global Express, Inc.	Michigan
CTX, Inc.	Michigan
Dedicated Fuel, LLC	Michigan
Flint Special Services, Inc.	Michigan
LGSI Equipment, Inc. of Wyoming	Wyoming
LGSI Equipment of Indiana, LLC	Indiana
LINC Ontario, Ltd.	Michigan
Logistics Insight Corp.	Michigan
Logistics Insight Corporation S. de R.L. de C.V.	Mexico
Logistics Insight GmbH	Germany
Logistics Services, Inc.	Michigan
Maintenance Insight, LLC	Michigan
Oakland Logistics Service, Inc.	Michigan
On Demand Transport, Inc.	Michigan
OTR Logistics, Inc.	Michigan
Pro Logistics, Inc.	Michigan
Westport USA Holding, LLC	Delaware
Westport Axle Corporation	Kentucky